Exhibit 1.1

APPROVED
By the extraordinary General Meeting of Shareholders of Mechel OAO

Minutes of the extraordinary General Meeting of Shareholders

Chairman of the Meeting

(I.V. Zyuzin)

Secretary of the meeting

(O.A. Yakunina)

Charter

Open Joint Stock Company

“Mechel”

(New version)

Moscow, 2007

Article 1. GENERAL PROVISIONS

1.1           Mechel Open Joint Stock Company, hereinafter referred to as the “Company” (the former full corporate name of the Company was registered as Mechel Steel Group Open Joint Stock Company by Inspectorate No. 3 in and for the Central Administrative Okrug of the City of Moscow of the Russian Federation Ministry for Taxes and Collections on March 19, 2003), has been founded and operates in accordance with the Civil Code of the Russian Federation, the Federal Law on Joint Stock Companies ( 208-FZ of December 26, 1995; hereinafter called “the Federal Law on Joint Stock Companies), the Federal Law on Foreign Investments ( 160-FZ of July 9, 1999), applicable rules, regulations, and legislation of all exchanges on which the Company’s securities are traded, other Russian Federation legislation, and this Charter.

1.2           The type of the Company shall be open joint stock company.

1.3.          The Company shall be established for an indefinite period of time.

1.4.          This Charter is a new version of the Charter first registered on March 19, 2003, the Charter registered on February 26, 2004, with Amendments and Additions registered on November 03, 2004, and the Charter registered on July 19, 2005.

Article 2. CORPORATE NAME AND LOCATION OF THE COMPANY

2.1.          The full corporate name of the Company in the Russian language shall be - .

2.2.          The abbreviated corporate name of the Company in the Russian language shall be – OAO .

2.3.          The abbreviated corporate name of the Company in the English language shall be – Mechel OAO.

2.4.          Documents of the Company intended for third parties shall contain either of the above names.

2.5.          The location of the Company shall be: 1 Krasnoarmeyskaya St, Moscow, 125993, Russian Federation.

Article 3. LEGAL STATUS OF THE COMPANY

3.1.          The Company shall be a legal entity and shall own separate property accounted for on the independent balance sheet thereof, including the property contributed by shareholders as payment for shares. The Company shall be entitled on its own behalf to acquire and exercise property and personal non-property rights, have obligations, sue and be sued in a court of law.

Until 50 percent of the Company shares distributed among shareholders thereof are paid, the Company shall not be entitled to enter into transactions unrelated to the foundation of the Company.

3.2.          The Company shall be deemed established as a legal entity from the moment of state registration thereof in compliance with the procedure established by Federal Laws.

3.3.          The Company shall have a round seal containing the full corporate name thereof in the Russian language and an indication as to the location thereof. The seal may also contain the corporate name of the Company in any foreign language. The Company shall be entitled to have stamps and letterheads bearing the name thereof, an emblem of its own, as well as trademarks and other means of visual identification registered in the established manner.

3.4.          The Company shall be entitled to open bank accounts on the territory of the Russian Federation and abroad.

3.5.          The Company may on the voluntary basis join unions, associations, concerns, inter-departmental, regional and other associations on conditions that do not contradict the current law of the Russian Federation.

3.6.          The Company shall be entitled to establish subsidiaries and open representative offices on the territory of the Russian Federation in compliance with the requirements of the legislation of the Russian Federation.

3.7.          The establishment by the Company of subsidiaries and the opening of its representative offices beyond the territory of the Russian Federation shall also comply with the legislation of the foreign state where such subsidiaries and representative offices are located, unless otherwise provided by an international agreement of the Russian Federation.

3.8.          Subsidiaries and representative offices shall operate on behalf of the Company, which is responsible for their operations.

3.9.          A subsidiary of the Company shall be a separate unit thereof located outside the location of the Company, performing all the functions thereof, including those of a representative office or part thereof.

3.10.        A representative office shall be a separate unit thereof located outside the location of the Company, representing the interests of the Company and providing protection thereof.

3.11.        The Company shall allocate property to subsidiaries and representative offices. Subsidiaries and representative offices shall not be legal entities and shall operate on the basis of regulations thereon approved by the Company.

3.12.        The property of subsidiaries and representative offices shall be accounted for both on their separate balance sheets and on the balance sheet of the Company.

3.13.        Decisions on the establishment of a subsidiary or a representative office and liquidation thereof, regulations thereon, decisions on appointing heads of subsidiaries and representative offices shall be taken by the Board of Directors of the Company in compliance with the legislation of the country, where such subsidiaries and representative offices are established.

3.14.        Heads of subsidiaries and representative offices shall act on the basis of a power of attorney issued by the Company.

3.15.        The Company shall be entitled to have affiliates and dependent companies with the rights of a legal entity established in compliance with the current law of the Russian Federation on the territory of the Russian Federation, and in compliance with the legislation of a foreign state where such branch or dependent company is located, unless otherwise provided by an international agreement of the Russian Federation.

3.16.        The Company shall be entitled to acquire and possess securities (shares in the capital) of other legal entities in compliance with the current law.

3.17.        Works and services shall be provided for prices, tariffs and in the forms established by the Company independently, except for the cases stipulated by the current law.

Article 4. AIMS, SUBJECT MATTER AND TYPES OF OPERATIONS OF THE COMPANY

4.1.          The main aim of the Company is to make profit and to fully meet the demand of legal entities and physical persons in the highest quality products (works and services) produced (performed, rendered) by the Company.

4.2.          The Company shall have civil rights and bear responsibilities necessary for performing any types of operations not prohibited by Federal Laws.

4.3.          The Company shall participate in business operations using the property of the Company with the aim of making profits in the interests of shareholders.

4.4.          The Company may perform the following types of operations:

4.4.1.       capital investments in securities;

4.4.2.       business management of coal mining and processing;

4.4.3.       business management of metallurgical production;

4.4.4.       business management of retail and wholesale trade in metallurgical, coal and other products;

4.4.5.       supply and sales;

4.4.6.       organization of the manufacturing and sales of products, retail and wholesale trade;

4.4.7.       logistical and sales management;

4.4.8.       market research, consulting in the sphere of marketing management;

4.4.9.       consulting in the sphere of financial management of companies, design of accounting systems, production cost accounting, control procedures over budget and management;

4.4.10.     consulting in the sphere of human resource management;

4.4.11.     consulting in the sphere of planning, organization, efficiency and control;

4.4.12.     providing public relations services;

4.4.13.     providing other services related to company management;

4.4.14.     consulting in the sphere of accounting and taxation, commercial operations and company management;

4.4.15.     providing assistance and practical help in civil, arbitration or administrative court hearings, in the arbitration court, in the international commercial arbitration court and other bodies established for dispute settlement;

4.4.16.     consulting in the sphere of state registration of title to real estate and transactions therewith;

4.4.17.    providing recommendations and consultations on general issues, preparation of legal documents, company charters and similar documents related to the establishment of companies, patents and copyright agreements, preparation of legal acts, powers of attorney, etc.

4.4.18.    market research, including market potential, acceptability of products, awareness of products and buying habits of consumers for the purposes of promoting the goods and developing new types of products, including statistical analysis of results;

4.4.19.     transportation and logistics;

4.4.20.     foreign economic activity.

4.5.          The Company shall be entitled to perform other operations not prohibited by the legislation of the Russian Federation.

4.6.          The Company shall be entitled to engage in certain types of operations, the list of which is determined by Federal Laws, only on the basis of a special permit (license).

4.7.          If conditions for issuing a special permit (license) for engaging in a certain type of operations require that such operations be exclusive, the Company shall not be entitled to perform other operations, except for the operations stipulated by the special permit (license) for the term of the special permit (license).

Article 5. LIABILITY OF THE COMPANY AND SHAREHOLDERS

5.1.          The Company shall be liable for all its obligations with all the property it owns.

5.2.          The Company shall not be liable for the obligations of shareholders thereof.

5.3.          Shareholders shall not be liable for the obligations of the Company and shall bear the risk of losses related to operations thereof to the extent of the value of shares owned by them.

5.4.          Shareholders who have not paid their shares in full shall be jointly liable for the obligations of the Company to the extent of the unpaid portion of shares owned by them.

5.5.          If insolvency (bankruptcy) of the Company is caused by actions (omissions) of shareholders thereof or other persons, who are entitled to give instructions obligatory for the Company or otherwise have an opportunity to determine actions thereof, a subsidiary liability for the Company obligations may be placed on such shareholders and other persons in the event of insufficiency of the Company property.

5.6.          Insolvency (bankruptcy) of the Company shall be deemed caused by actions (omissions) of shareholders thereof or other persons, who are entitled to give instructions obligatory for the Company or otherwise have an opportunity to determine actions thereof, only if they used such right or opportunity to cause the Company to perform actions knowing in advance that insolvency (bankruptcy) of the Company would ensue.

5.7.          The state and bodies thereof shall not be liable for the obligations of the Company, and the Company shall not be liable for the obligations of the state and bodies thereof.

Article 6. FOUNDATION DOCUMENTS OF THE COMPANY

6.1.          This Charter shall be the foundation document of the Company.

6.2.          Requirements of the Charter of the Company shall be obligatory for all the bodies of the Company and shareholders thereof.

6.3.          Introduction of amendments and addenda to the Company Charter or approval of the Company Charter in a new version shall take place in compliance with a resolution of the General Meeting of shareholders of the Company passed by a three quarters majority of the votes of holders of voting shares, who attended the General Meeting of shareholders of the Company, except for the cases stipulated by paragraphs 2-5 of article 12 of the Federal Law on Joint Stock Companies.

Article 7. CHARTER CAPITAL OF THE COMPANY

7.1.          The charter capital of the Company shall be 4,162,707,450.00 (Four billion one hundred sixty two million seven hundred seven thousand four hundred fifty) rubles.

7.2.          The charter capital of the Company shall consist of the nominal value of 416,270,745 (four hundred sixteen million two hundred seventy thousand seven hundred forty five) common registered shares with the nominal value of 10 (ten) rubles each.

7.3.          The number of placed shares of the Company shall be 416,270,745 (four hundred sixteen million two hundred seventy thousand seven hundred forty five) common registered shares.

7.3.1.

The form of issuance of the shares is the book-entry form. The shares of the Company distributed at the time of foundation shall be fully paid within one year after the moment of state registration of the Company. At least 50% (fifty percent) of the shares of the Company distributed upon the foundation shall be paid within 3 (three) months after the moment of state registration of the Company.

7.4.          The number of declared shares that the Company is entitled to issue in addition to the placed shares shall be 81,698,341 (eighty one million six hundred ninety eight thousand three hundred forty one) common registered shares with the value of 10 (ten) rubles each. The form of issuance is the book-entry form.

7.5.          The declared shares entitle their owners to the same rights as the placed shares of the corresponding class (type) stipulated by this Charter.

7.6.          The charter capital of the Company shall determine the minimal property of the Company, which guarantees the interests of creditors thereof.

Article 8. INCREASE OF THE CHARTER CAPITAL

8.1.          The charter capital of the Company may be increased by increasing the nominal value of shares or issuing additional shares.

8.2.          The decision to increase the charter capital of the Company by increasing the nominal value of shares shall be taken by the General Meeting of shareholders.

8.3.          The decision to increase the charter capital of the Company by issuing additional shares shall be taken by the Board of Directors, except for the cases when in compliance with the Federal Law on Joint Stock Companies such decision can only be taken by the General Meeting of shareholders.

8.3.1.

The decision of the Board of Directors of the Company to increase the charter capital of the Company by placing additional shares shall be taken unanimously by all members of the Board of Directors, with the votes of retired members of the Board of Directors not taken into account.

8.3.2.

If the Board of Directors fails to reach a unanimous decision to increase the charter capital of the Company by placing additional shares, the Board of Directors may decide to refer the issue of increasing the charter capital of the Company by placing additional shares to the General Meeting of shareholders for consideration.

8.4.          In increasing the charter capital the Company shall be guided by the restrictions established by the current law of the Russian Federation.

8.5.          The resolution on increasing the charter capital of the Company by placing additional shares shall determine the number of additional common shares to be placed within the limits of the declared shares of this class (type), the manner of issuing, the cost of placing additional shares by subscription or the procedure for evaluation of such cost, including the cost of issuing additional shares to shareholders having a preemptive right to purchase issued shares and the method of determining such cost, the form of payment for additional shares placed by subscription. The resolution may determine other conditions of placement.

8.6.          Increasing the charter capital of the Company by placing additional shares may be performed at the expense of the property of the Company. Increasing the charter capital of the Company by increasing the nominal value of shares may be performed only at the expense of the property of the Company. The amount, by which the charter capital of the Company is increased at the expense of the property of the Company, shall not exceed the difference between the value of the net assets of the Company and the amount of the charter capital and the reserve fund of the Company. In increasing the charter capital of the Company at the expense of the property thereof by means of issuing additional shares, such shares shall be distributed among all shareholders, with each shareholder getting shares of the same class (type) he owns, in proportion to the number of shares owned by him.

8.7.          It shall not be allowed to increase the charter capital of the Company by placing additional shares, as a result of which split shares are formed.

Article 9. REDUCTION OF THE CHARTER CAPITAL

9.1.          The Company shall be entitled to, and in cases stipulated by the current law shall be obligated to reduce the charter capital thereof.

9.2.          The charter capital of the Company may be reduced by reducing the nominal value of shares or reducing their aggregate number, including by means of acquiring a portion of shares.

9.3.          The decision to reduce the charter capital by reducing the nominal value of shares or by acquiring a portion of shares for the purposes of reducing the aggregate number thereof shall be taken by the General Meeting of shareholders.

9.4.          The charter capital may be reduced on the basis of a resolution of the General Meeting of shareholders on reducing the charter capital by canceling the shares acquired by the Company in the following cases:

9.4.1

if shares, the title to which reverted to the Company due to failure on the part of a founder to fully pay for such shares within the established period of time, were not sold within one year after their acquisition by the Company;

9.4.2

if shares acquired by the Company on shareholders’ demand were not sold within one year after their acquisition by the Company (except for the case of acquiring shares when a decision on the reorganization of the Company was taken);

9.4.3	if shares acquired by the Company in compliance with paragraph 2 of article 72 of the Federal Law on Joint Stock Companies were not sold within one year after their acquisition.

9.5.          If upon completion of the second and every consecutive fiscal year the annual balance sheet submitted for the approval by the General Meeting of shareholders or the results of an audit examination show that the value of the net assets of the Company is less that the charter capital thereof, the Company shall undertake to announce the reduction of the charter capital to the amount not exceeding the value of the net assets thereof. In this case the reduction of the charter capital of the Company is performed by reducing the nominal value of shares.

9.6.          Within 30 days after taking the decision to reduce the charter capital, the Company shall undertake to notify in written form creditors of the Company of reducing the charter capital of the Company and of the new amount thereof, and to publish a notice of the decision taken in a publication designed to publish information on state registration of legal entities.

9.7.          The charter capital of the Company shall be reduced by canceling a portion of shares on the basis of a resolution of the General Meeting of shareholders in cases:

9.7.1	stipulated by subparagraph 1 of paragraph 6 of article 76 of the Federal Law on Joint Stock Companies;

9.7.2	reorganization of the Company in the form of spin-off by means of canceling converted shares.

9.8.          In reducing the charter capital the Company shall be governed by restrictions established by Federal Laws.

Article 10. SHARES OF THE COMPANY

10.1.        A share is a security issued by the Company that entitles its owner to a portion of profits of the Company in the form of dividends, to the participation in the management of the Company and to a portion of the property remaining after liquidation.

10.2.        The shares shall be issued in the book entry form; owners of shares (shareholders) shall be established on the basis of an entry in the register of shareholders of the Company.

10.3.        The Company shall be entitled to issue common and all classes (types) of preferred shares, whose conditions of issuance do not contradict the current law.

10.4.        All shares of the Company shall be registered.

10.5.        Shares owned by any of the founders of the Company shall entitle the owner to the right to vote irrespective of their full payment. In the event shares are not fully paid up within one year after the moment of state registration of the Company, the title to such shares with a placement cost corresponding to the unpaid amount (the value of the property, which was not contributed as payment for shares), shall revert to the Company.

10.6.        The nominal value of one share of the Company shall be 10 (ten) rubles.

10.7.        In the event the Company places securities convertible into shares of a certain class (type), the number of the declared shares of this class (type) shall not be less than the number necessary for the conversion during the circulation term of such securities. The Company shall not be entitled to pass resolutions restricting the rights given by the shares, into which securities issued by the Company may be converted, without the consent of the owners of such securities.

10.8.        Payment for the shares distributed among the founders of the Company at the time of foundation and additional shares placed by subscription may be made with cash, securities, other property or property rights or other rights having a monetary valuation (only such rights to intellectual property may be used as payment for shares of the Company that have a material (documentary) form recognized by the law and may be divested de facto by their owner and sold to any authorized person). Payment for other securities issued by the Company can be made only in cash.

10.9.        Additional shares and other securities of the Company placed by subscription shall be placed on condition of their full payment. When payment for additional shares or other Company’s securities is not made in cash, the monetary valuation of the property contributed as payment for shares shall be made by the Board of Directors in compliance with the procedure stipulated by article 77 of the Federal Law on Joint Stock Companies.

10.10.      When payment for shares is not made in cash, an independent valuator shall be invited to determine the market value of such property. The monetary valuation of the property made by the founders of the Company and by the Board of Directors cannot exceed the valuation made by an independent valuator.

10.11.      A shareholder cannot be released from the obligation to pay for the shares of the Company, including the release from such obligation by means of offsetting his claims against the Company.

10.12.      A share shall not entitle its owner to the right to vote until it is fully paid, except for the shares purchased by the founders at the time of foundation of the Company.

10.13.      In the event a share is not fully paid within the period of time determined by the resolution on issuance in compliance with the provisions of this article, the share shall revert to the Company, and a corresponding entry shall be made in the register of shareholders of the Company. Cash and (or) other property contributed as payment for such share shall not be returned upon expiration of the payment period determined by the resolution.

10.14.      Shares that revert to the Company shall not give the right to vote, shall not be taken into account when counting votes, dividends shall not be paid on them. Such shares shall be sold not later than one year after their acquisition by the Company, otherwise the General Meeting of shareholders of the Company shall take a decision on reducing the charter capital of the Company by canceling such shares.

Article 11. RIGHTS AND OBLIGATIONS OF SHAREHOLDERS OF THE COMPANY

11.1.        Each common share of the Company shall entitle its owner to an equal volume of rights.

11.2.        Preferred shares of the Company of the same class (type) shall entitle their owner to an equal volume of rights and shall have equal nominal values.

11.3.        General rights of holders of all classes (types) of shares:

11.3.1	to dispose of any shares owned by them without consent of other shareholders and the Company;

11.3.2

shareholders of the Company shall have a preemptive right to acquire additional shares and securities convertible into shares placed by open subscription in the amount proportional to the number of shares of this class (type) owned by them;

11.3.3.

shareholders of the Company who voted against or did not participate in the voting of the matter of placing shares and securities convertible into shares by closed subscription shall have a preemptive right to purchase additional shares and securities convertible into shares placed by closed subscription in the amount proportional to the number of shares of this class (type) owned by them. The above mentioned right shall not apply to the placement of shares and securities convertible into shares by closed subscription only among shareholders, if shareholders have an opportunity to purchase an integral number of placed shares and securities convertible into shares proportional to the number of shares of the corresponding class (type) owned by them;

11.3.4

to receive a portion of net profits (dividends) to be distributed among shareholders in compliance with the procedure stipulated by the law and the charter, depending on the class (type) of shares owned by them;

11.3.5	to receive a part of the property of the Company (a liquidation quota) remaining after liquidation of the Company proportional to the number of shares of the corresponding class (type) owned by them;

11.3.6

to have access to the documents of the Company in compliance with the procedure stipulated by the law and the Charter, and to obtain copies thereof for payments that do not exceed the cost of making such copies;

11.3.7	to transfer all or a part of the rights given by a share of the corresponding class (type) to his representative (representatives) on the basis of a power of attorney;

11.3.8	to file suits in a court of law;

11.3.9	to elect and be elected in the management and control bodies of the Company;

11.3.10	to exercise other rights stipulated by the legislation, the Charter and resolutions of the General Meeting of shareholders passed in compliance with the competence thereof.

11.4.        In compliance with the Federal Law on Joint Stock Companies and the Charter of the Company holders of common shares of the Company shall be entitled to participate in the General Meeting of shareholders of the Company with the right to vote on all issues within the competence thereof, to receive dividends and to receive a part of the property of the Company in the event of liquidation thereof.

11.5.        Shareholders (a shareholder) owning on aggregate at least 2 percent of the voting shares of the Company shall be entitled to introduce issues to the agenda of the annual General Meeting of shareholders and to nominate candidates to the Board of Directors of the Company, the Review Commission and the counting commission of the Company, the number of which cannot exceed the membership of the corresponding body, as well as a candidate for the position of the sole executive body. Such proposals shall be submitted to the Company not later than 30 days after the end of the fiscal year.

In the event the proposed agenda of an extraordinary General Meeting of shareholders contains the issue of electing members of the Board of Directors of the Company to be elected by cumulative voting, shareholders (a shareholder) owning on aggregate at least 2 percent of the voting shares of the Company shall be entitled to propose candidates to the Board of Directors of the Company, the number of which cannot exceed the membership of the Board of Directors of the Company. Such proposals shall be submitted to the Company at least 30 days before the date of the extraordinary General Meeting of shareholders.

11.6.        In compliance with the current law the Company shall be entitled to issue any classes and types of preferred shares and determine conditions of the issuance at the time the resolution on such issuance is passed, and take the decision on introducing corresponding changes to the Charter of the Company.

11.7.        In the event the Company issues preferred shares of a certain class (type), the holders of preferred shares of the Company shall not be entitled to vote at the General Meeting of shareholders of the Company, except for the cases determined by the current law for a certain class (type) of preferred shares of the Company.

11.8.        Shareholders of the Company shall undertake:

11.8.1	to observe the provisions of this Charter and other documents of the Company;

11.8.2      to pay for shares in compliance with the procedure stipulated by the current law and this Charter;

11.8.3      to inform the registrar of the changes of their names, locations and mailing addresses, bank details and other data necessary for the register of shareholders;

11.8.4      to discharge obligations with respect to the Company undertaken in the established manner;

11.8.5      to obey resolutions of the management bodies of the Company passed within the scope of their competence;

11.8.6      to refrain from divulging confidential information about operations of the Company. The list of data constituting confidential information shall be determined by the Board of Directors upon the proposal of the sole executive body of the Company.

Article 12. BONDS AND OTHER SECURITIES ISSUED BY THE COMPANY

12.1.        The Company shall be entitled to place bonds and other securities stipulated by the legal acts of the Russian Federation on securities.

12.2.        The Company shall place bonds and other securities non-convertible to shares; securities convertible to common shares by open subscription and constituting not more than 25% of common shares placed earlier; bonds convertible to preferred shares and other securities convertible to shares by open subscription upon resolution of the Board of Directors of the Company.

12.3.        A bond of the Company shall establish the right of its owner to demand retirement of the bond (payment of the nominal value or the nominal value and interest) within an established period of time.

12.4.        A resolution on the issuance of bonds shall determine the form, time frames and other conditions of bond retirement. A bond shall have a nominal value. The nominal value of all bonds issued by the Company shall not exceed the amount of the charter capital of the Company, or the amount of the security made available to the Company by third parties for the purpose of issuing bonds. The Company shall be entitled to place bonds only after the full payment of the charter capital of the Company.

12.5.        The Company shall be entitled to issue bonds with a simultaneous maturity date or bonds with pre-determined serial maturity dates.

12.6.        At retirement bonds may be paid for by cash or in kind in compliance with the resolution on the issuance thereof. The Company shall be entitled to place bonds secured by certain property of the Company, or bonds provided with a security made available to the Company by third parties, and unsecured bonds. Placement of unsecured bonds shall be allowed, provided the Company is, at least, in its third year of operations and two balance sheets of the Company have been properly approved by that time.

12.7.        Bonds may be registered or bearer bonds. In the event of issuing registered bonds the Company shall keep the register of bond owners. A lost registered bond shall be replaced by the Company for a reasonable payment. The rights of a lost bearer bond owner shall be restored by a court of law in compliance with the procedure established by the legislation of the Russian Federation. The Company shall be entitled to stipulate the possibility of early retirement of bonds if their owners so desire. In this case the resolution on the issuance of bonds shall determine the redemption cost and the cut-off date, after which early retirement is possible.

12.8.        The Company shall not be entitled to place bonds and securities convertible to shares of the Company, if the number of declared shares of the Company of certain classes and types is less than the number of shares of such classes and types, to which such securities are convertible.

12.9.        Bond holders shall have a preemptive right to the profit distributed and the assets of the Company in the event of liquidation thereof, compared to shareholders in compliance with the procedure established by the current law of Russia.

Article 13. FUNDS, NET ASSETS, PROFIT AND DIVIDENDS

13.1.        The Company shall set up a reserve fund in the amount equal to 5% (five percent) of the charter capital of the Company.

13.2.        The reserve fund of the Company shall be formed by obligatory annual allocations until it reaches the amount established by the Charter of the Company. The amount of annual allocations shall be at least 5% (five percent) of the net profit until it reaches the amount established by this Charter. The reserve fund of the Company is designed to cover losses, as well as to retire bonds and reacquire the Company’s own shares in the event other means are unavailable. The reserve fund cannot be used for other purposes.

13.3.        The value of net assets of the Company shall be evaluated on the basis of accounting information in compliance with the procedure established by the current law of Russia.

13.4.        If at the end of the second and each consecutive fiscal year the annual balance sheet submitted to shareholders of the Company for approval or the results of an audit examination show that the value of the net assets of the Company is less than the charter capital, the Company shall be obligated to declare the reduction of the charter capital thereof to the amount not exceeding the value of the net assets thereof.

13.5.        If at the end of the second and each consecutive fiscal year the annual balance sheet submitted to shareholders of the Company for approval or the results of an audit examination show that the value of the net assets of the Company is less than the minimal charter capital, determined in compliance with the current law of the Russian Federation, the Company shall be obligated to pass a resolution on liquidation thereof.

13.6.        The gross profit and the net profit of the Company shall be determined in compliance with the norms of accounting for financial and business operations of companies acting on the territory of the Russian Federation and shall be reflected on the balance sheet of the Company. The part of the net profit remaining after payment of taxes and other obligatory payments, payments on interest on bonds (if such are available), replenishment of the reserve fund and other funds of the Company shall be subject to the distribution among shareholders.

13.7.        A dividend is a part of the net profit of the Company subject to distribution among shareholders and payable per common and/or preferred share.

13.8.        On the basis of the results of the first quarter, six months, nine months of a fiscal year and (or) the results of a fiscal year the Company shall be entitled to pass a resolution on (to declare) the payment of dividend on shares issued by the Company, unless otherwise provided by the Federal Law on Joint Stock Companies. A resolution on the payment of dividends on the basis of the results of the first quarter, six months, and nine months of a fiscal year may be passed within three months upon the expiry of a corresponding period. The Company shall undertake to pay dividends declared on the shares of each class (type).

13.9.        A resolution on the payment of dividends, their amount and form of payment shall be passed by the General Meeting of shareholders of the Company. The amount of dividends shall not exceed the amount recommended by the Board of Directors of the Company. Dividends for a fiscal year shall be paid not later than December 31 of the year following the reporting year.

13.10.      The list of persons entitled to dividends shall be made as of the date of the list of persons entitled to participate in the General Meeting of shareholders that passes a resolution on the payment of corresponding dividends. For the purpose of making a list of persons entitled to dividends a nominal shareholder shall provide information on the persons, in whose interests he owns the shares.

13.11.                  The Company shall not be entitled to declare and pay dividends:

13.11.1.	until full payment of the charter capital of the Company;

13.11.2.	until reacquisition of all shares to be reacquired in compliance with article 76 of the Federal Law on Joint Stock Companies;

13.11.3.

if on the date of passing a resolution on the payment of dividends, the Company meets the definition of insolvency (bankruptcy) in compliance with the legislative acts of the Russian Federation on insolvency (bankruptcy) of companies or it would meet such definition as a result of payment of dividends;

13.11.4.

if on the date of passing a resolution on the payment of dividends, the value of the net assets of the Company is less than the charter capital, the reserve fund and the excess of the liquidation cost of preferred shares placed by the Company over the nominal value determined by the Charter or would become less than the amount thereof as a result of passing such resolution.

13.12.      The Company shall not be entitled to pass resolutions on (to declare) payment of dividends (including dividends based on the results of the first quarter, six months, nine months of a fiscal year) on common and preferred shares, the amount of dividend on which has not been determined, unless a resolution has been passed to fully pay dividend (including accumulated dividend on cumulative preferred shares) on all types of preferred shares, the amount of dividend on which (including dividends based on the results of the first quarter, six months, nine months of a fiscal year) is determined.

13.13.      The Company shall not be entitled to pass resolutions on (to declare) payment of dividends on preferred shares of a certain type, the amount of dividend on which is determined by the Charter of the Company, unless a resolution has been passed to fully pay dividend (including full payment of all accumulated dividends on cumulative preferred shares) on all types of preferred shares, which provide an advantage in the order of priority of receiving dividends on preferred shares of this type.

13.14.      Dividends shall not be paid on shares that have not been issued or are on the balance sheet of the Company.

13.15.      The Company shall not be entitled to pay declared dividends on shares:

13.15.1.

if on the date of payment, the Company meets the definition of insolvency (bankruptcy) in compliance with the legislation of the Russian Federation on insolvency (bankruptcy) or it would meet such definition as a result of payment of dividends;

13.15.2.

if on the date of payment, the value of the net assets of the Company is less than the charter capital, the reserve fund and the excess of the liquidation cost of preferred shares placed by the Company over the nominal value determined by the Charter or would become less than the amount thereof as a result of payment dividends;

13.15.3.	in other cases stipulated by Federal Laws.

13.16.      Upon termination of circumstances mentioned in paragraph 13.15 the Company shall undertake to pay declared dividends to shareholders.

Article 14. PLACEMENT OF SHARES AND SECURITIES ISSUED BY THE COMPANY

14.1.        The Company shall be entitled to place additional shares or other securities of the Company by subscription or conversion. In the event the charter capital of the Company is increased at the expense of the property thereof, the Company shall distribute additional shares among shareholders.

14.2.        Additional shares of the Company shall be purchased at a price determined by the Board of Directors of the Company in compliance with article 77 of the Federal Law on Joint Stock Companies, but not less than the nominal value thereof.

14.3.        The placement price, at which additional shares are offered to shareholders of the Company exercising the preemptive right of purchasing shares, may be lower that the placement price, at which they are offered to other parties.

14.4.        The remuneration of an intermediary participating in the placement of additional shares of the Company by subscription shall not exceed 10 percent of the cost of placing shares.

14.5.        Shareholders of the Company shall have a preemptive right to purchase additional shares and securities convertible to shares placed by open subscription proportional to the number of shares of this class (type) owned by them in compliance with the procedure determined by article 41 of the Federal Law on Joint Stock Companies.

14.6.        Shareholders of the Company who voted against or did not participate in the voting on the matter of issuing shares and securities convertible into shares by closed subscription shall have a preemptive right to purchase additional shares and securities convertible into shares placed by closed subscription in the amount proportional to the number of shares of this class (type) owned by them. The above mentioned right shall not apply to the placement of shares and securities convertible into shares by closed subscription only among shareholders, if shareholders have an opportunity to purchase an integral number of placed shares and securities convertible into shares proportional to the number of shares of the corresponding class (type) owned by them in compliance with the procedure determined by article 41 of the Federal Law on Joint Stock Companies.

Article 15. REGISTER OF SHAREHOLDERS OF THE COMPANY

15.1.        The register of shareholders of the Company shall contain data about each registered party, the number and classes (types) of shares registered in the name of each registered party, other data stipulated by the legislative acts of the Russian Federation.

15.2.        The register of shareholders of the Company may be kept by the Company or a registrar on the basis of an agreement made with the Company. In the event the number of shareholders of the Company exceeds 50, the registrar may only be an independent specialized organization, which is a professional participant of the securities market and keeps the register of holders of registered securities. In this case the Company shall make an agreement on keeping the register with a specialized registrar on the basis of a corresponding resolution of the Board of Directors passed by a majority of the votes of attending members of the Board of Directors. An agreement to keep the register shall be made with one legal entity only.

15.3.        The specialized registrar keeping the register of the Company shall not be entitled to carry out transactions with the securities of the Company.

15.4.        Any party registered in the register of shareholders of the Company shall undertake to inform the registrar of the Company of all changes in his data in a timely manner. In the event he fails to provide information on changes in his data, the Company and the specialized registrar shall not be liable for losses inflicted in connection therewith.

15.5.        It shall not be allowed to refuse to have an entry made in the register of shareholders of the Company or to evade such entry, including on the part of a good faith purchaser, except for the cases stipulated by Federal Laws.

Article 16. MANAGEMENT BODIES OF THE COMPANY

16.1.        The management bodies of the Company shall be:

16.1.1	the General Meeting of shareholders;

16.1.2	the Board of Directors;

16.1.3	the General Director.

Article 17. GENERAL MEETING OF SHAREHOLDERS

17.1.        The General Meeting of shareholders shall be the supreme management body of the Company.

17.2.        The Company shall undertake annually to hold an annual General Meeting of shareholders irrespective of holding other (extraordinary) meetings. The annual General Meeting of shareholders shall be held at least two months and not later than six months after the end of a fiscal year. The date and procedure of conducting the General Meeting of shareholders, the procedure of notification about the meeting, the list of materials provided shall be determined by a decision of the Board of Directors in compliance with this Charter.

17.3.        The following matters shall refer to the competence of the General Meeting of shareholders:

17.3.1.

introduction of amendments and addenda to the Charter of the Company or approval of a new version of the Charter of the Company, except for the cases stipulated by paragraphs 2-5 of article 12 of the Federal Law on Joint Stock Companies;

17.3.2.	reorganization of the Company;

17.3.3.	liquidation of the Company, appointment of the liquidation commission and approval of the interim and final liquidation balance sheets;

17.3.4.	determination of the membership of the Board of Directors, election of members thereof and termination of their authority before the expiration of the term of office thereof;

17.3.5.	determination of the number, nominal value, class (type) of declared shares and rights given by such shares;

17.3.6.	increasing the charter capital of the Company by increasing the nominal value of shares;

17.3.7.	increasing the charter capital of the Company by placing additional shares by closed subscription within the limits of the number of declared shares;

17.3.8.	issuance of securities of the Company convertible to shares by closed subscription;

17.3.9.	increasing the charter capital of the Company by open-subscription placement of common shares constituting more than 25 percent of earlier issued common shares;

17.3.10.	issuance by open subscription of securities convertible to common shares constituting more than 25 percent of earlier placed common shares;

17.3.11.

increasing the charter capital of the Company by open-subscription placement of common shares in the amount constituting 25 percent or less of earlier placed common shares, if the Board of Directors failed to reach a consensus on the matter;

17.3.12.

increasing the charter capital of the Company by placing additional shares within the limits of the number and classes (types) of declared shares at the expense of the Company’s property, when additionally placed shares are distributed among shareholders, if the Board of Directors failed to reach a consensus on the matter;

17.3.13.

increasing the charter capital of the Company by issuing additional preferred shares within the limits of the number of declared shares of this class (type) by open subscription, when additionally placed shares are distributed among shareholders, if the Board of Directors failed to reach a consensus on the matter;

17.3.14.

reducing the charter capital of the Company by reducing the nominal value of shares, by acquiring a portion of shares by the Company for the purpose of reducing their overall number, and by canceling shares acquired or re-acquired by the Company;

17.3.15.	election of members of the Review Commission of the Company and termination of their authority before the expiration of the term of office thereof;

17.3.16.	approval of the auditor of the Company;

17.3.17.	payment (declaration) of dividends based on the results of the first quarter, six months, and nine months of a fiscal year;

17.3.18.

approval of the annual report, annual accounting reports, including profit and loss statements (profit and loss accounts) of the Company, as well as distribution of profits (including payment (declaration) of dividends, except for the profit distributed as dividends based on the results of the first quarter, six months, nine months of a fiscal year) and losses of the Company based on the results of a fiscal year;

17.3.19.	determination of the procedure of the General Meeting of shareholders;

17.3.20.	election of members of the counting commission and termination of their authority before the expiration of the term of office thereof;

17.3.21.	splitting and consolidation of shares;

17.3.22.	passing resolutions on approving transactions in cases stipulated by article 83 of the Federal Law on Joint Stock Companies;

17.3.23.	passing resolutions on approving major transactions in cases stipulated by article 79 of the Federal Law on Joint Stock Companies;

17.3.24.	acquisition of shares issued by the Company in cases stipulated by the Federal Law on Joint Stock Companies;

17.3.25.	passing resolutions on the participation in financial and industrial groups, associations and other unions of commercial organizations;

17.3.26.	approval of internal documents regulating the operation of the bodies of the Company;

17.3.27.	passing resolutions on transferring powers of the sole executive body of the Company to a managing organization or a manager; and

17.3.28.	resolution of other matters stipulated by the Federal Law on Joint Stock Companies.

17.4.        Any matters referred to the competence of the General Meeting of shareholders shall not be passed to the executive body of the Company for resolution. Matters referred to the competence of the General Meeting of shareholders shall not be passed to the Board of Directors of the Company for resolution, except for the matters stipulated by the Federal Law on Joint Stock Companies and the Charter of the Company.

17.5.        The General Meeting of shareholders shall not be entitled to consider and resolve any matters that are not referred to the competence thereof by the Federal Law on Joint Stock Companies.

17.6.        A resolution of the General Meeting of shareholders on a matter put to the vote shall be passed by a majority of the votes of holders of the voting shares of the Company participating in the meeting, unless otherwise provided by the Federal Law on Joint Stock Companies. Resolutions on the matters stated in subparagraphs 17.3.1 -17.3.3, 17.3.5, 17.3.7 – 17.3.10 and 17.3.24 of this Charter shall be passed by the General Meeting of shareholders by a three quarter majority of holders of the voting shares of the Company participating in the meeting of shareholders.

17.7.        A resolution on the approval of a major transaction, the subject matter of which is property, the value of which is over 50 (fifty) percent of the balance sheet assets of the Company, shall be passed by the General Meeting of shareholders by a three quarter majority of holders of the voting shares of the Company participating in the meeting of shareholders.

17.8.        A resolution on the matters stated in subparagraphs 17.3.2, 17.3.7 - 17.3.10, 17.3.21 - 17.3.26 of this Charter shall be passed by the General Meeting of shareholders only upon recommendation of the Board of Directors.

17.9.        Voting at the General Meeting of shareholders shall be conducted on the basis of the principle “one voting share – one vote”, except for the case stated in paragraph 18.4 of this Charter.

17.10.      Notice of a General Meeting of Shareholders and its agenda shall be given no later than 30 (thirty) days before the meeting. If the proposed agenda of an extraordinary General Meeting of Shareholders includes the matter of election of members of the Company’s Board of Directors (supervisory board), notice of the meeting shall be given no later than 70 (seventy) days before the meeting. The agenda of a meeting may not be altered after notification of shareholders.

17.11.      On the above dates the notification of the convocation of the General Meeting of shareholders shall be forwarded to each party stated in the list of parties entitled to participate in the General Meeting of shareholders by an ordinary mailing or delivered to each of the above parties against their signature, or published in the newspaper “Rossiyskaya Gazeta”. Electronic means of notification of the convocation of the General Meeting, as well as other mass media (television, radio), or internet may be used as additional means of notification.

17.12.      A notification of the convocation of the General Meeting of shareholders shall contain:

17.12.1.	the full corporate name of the Company and the location of the Company;

17.12.2.	the form of conducting the General Meeting of shareholders (a meeting or voting in absentia);

17.12.3.	the date, place and time of conducting the General Meeting of shareholders;

17.12.4.	the date of compiling the list of parties entitled to participate in the General Meeting of shareholders;

17.12.5.	the agenda of the General Meeting of shareholders;

17.12.6.	the procedure of getting acquainted with the information (materials) to be provided during the preparation to the General Meeting of shareholders and the address (addresses), at which it is available;

17.12.7.	the time of the beginning of the registration of parties participating in the General Meeting of shareholders, and

17.12.8.	other information stipulated by the current law.

17.13.      The list of parties entitled to participate in the General Meeting of shareholders shall be made on the basis of the data from the register of shareholders of the Company as of the date determined by the Board of Directors.

17.13.1.

The date of compiling the list of parties entitled to participate in the General Meeting of shareholders shall not be determined earlier than the date of passing a resolution on conducting the General Meeting of shareholders and more than 50 (fifty) days before the date of the General Meeting of shareholders.

17.13.2.

The date of compiling the list of parties entitled to participate in the General Meeting of shareholders, if the proposed agenda of an extraordinary General Meeting of shareholders includes the matter of electing members of the Board of Directors of the Company, to be elected by cumulative voting, shall not be determined earlier than the date of passing a resolution on conducting the General Meeting of shareholders and more than 65 (sixty five) days before the date of the General Meeting of shareholders.

17.14.      The list of parties entitled to participate in the General Meeting of shareholders contains the name of each such party, data necessary for the identification thereof, data on the number and class (type) of voting shares he owns, the mailing address in the Russian Federation.

17.15.      The list of parties entitled to participate in the General Meeting of shareholders shall be made available by the Company on demand by parties included in the list and owning at least 1 (one) percent of votes on any matter of the agenda of the General Meeting, in compliance with the procedure established by the legislation for providing information (materials) during the preparation for the General Meeting. The data of the documents and the mailing addresses of the physical persons included in the list shall be provided only upon consent of such persons.

17.16.      Upon demand of any interested party, the Company shall undertake within three days to provide such party with an excerpt from the list of parties entitled to participate in the General Meeting of shareholders, which contains information about such party or a statement to the effect that such party was not included in the list of parties entitled to participate in the General Meeting of shareholders.

17.17.      Changes shall be allowed to be made in the list of parties entitled to participate in the General Meeting of shareholders only in the event of restoring the rights of parties not included in the list as of the date of the compilation thereof, or to correct mistakes made during such compilation.

17.18.      The General Meeting of shareholders shall be deemed to have authority (to have a quorum) if shareholders owning on aggregate more than one half of the placed voting shares of the Company participate therein.

Shareholders shall be deemed to have participated in the General Meeting of shareholders if they registered for the participation therein. Shareholders shall be deemed to have participated in the General Meeting of shareholders conducted in the form of voting in absentia if their ballots were received before the closing date for accepting ballots.

17.19.      If elections of the Board of Directors, the Review Commission of the Company, the auditor of the Company are included in the agenda of the General Meeting of shareholders, candidates to the Board of Directors, the Review Commission of the Company and the auditor of the Company shall be present at such meeting.

17.20.      The General Meeting conducted in the form of a meeting shall be opened if by the time of the beginning of the meeting there is a quorum with respect to at least one matter included in the agenda of the General Meeting. Registration of parties entitled to participate in the General Meeting who failed to register for the General Meeting before it was opened shall not be finished until the completion of the discussion of the last matter on the agenda of the General Meeting, for which there is a quorum.

If by the time of the beginning of the General Meeting there is no quorum for a single matter included in the agenda of the General Meeting, the opening of the General Meeting shall be postponed for one hour.

17.21.      In the absence of a quorum for the conduct of the annual General Meeting of shareholders a resumed General Meeting of shareholders shall be held with the same agenda. In the absence of a quorum for the conduct of an extraordinary General Meeting of shareholders the General Meeting of shareholders may be resumed later, handling the same agenda.

17.22.      The resumed General Meeting of shareholders shall be deemed to have authority (to have a quorum) if shareholders owning on aggregate at least 30 (thirty) percent of placed voting shares of the Company participated therein.

17.23.      Notice of a resumed General Meeting of Shareholders shall be given in accordance with the requirements of article 52 of the Federal Law on Joint Stock Companies (except the second paragraph of clause 1 of that article) within the times established by article 17.10 hereof.

17.24.      If the resumed General Meeting of shareholders is conducted less than 40 days after the failed General Meeting of shareholders, parties entitled to participate in the General Meeting of shareholders shall be determined in accordance with the list of parties who were entitled to participate in the failed General Meeting of shareholders.

17.25.      Upon resolution of the Board of Directors of the Company, voting on the matters on the agenda of the General Meeting of shareholders in the form of a meeting may be carried out by voting ballots. The Board of Directors shall approve the form and text of the voting ballots.

A resolution of the General Meeting of shareholders may be passed without holding a meeting (joint presence of shareholders for the purpose of discussing the matters on the agenda and passing resolutions on the matters put to the vote) by voting in absentia (by poll) in compliance with legislative acts of the Russian Federation. A resolution of the General Meeting of shareholders of the Company on the matters mentioned in subparagraphs 17.3.4, 17.3.15, 17.3.16 and 17.3.18 of this Charter cannot be passed by voting in absentia (by poll). A resolution of the General Meeting of shareholders passed by voting in absentia (by poll) shall be deemed valid if shareholders owning on aggregate at least half of the voting shares of the Company participated in the voting. Voting in absentia shall be held with the use of voting ballots meeting the requirements of article 60 of the Federal Law on Joint Stock Companies. The date of providing shareholders with voting ballots shall be at least 20 (twenty) days before the date of the General Meeting of shareholders.

17.26.      Extraordinary General Meetings of shareholders shall be held upon resolution of the Board of Directors of the Company on the initiative thereof, upon request of the Review Commission, the auditor of the Company, or shareholders owning on aggregate at least 10% (ten percent) of the voting shares as of the date the request for the convocation of the meeting is filed.

17.26.1.

An extraordinary General Meetings of shareholders convened upon request of the Review Commission, the auditor of the Company, or shareholders (a shareholder) owning on aggregate at least 10% (ten percent) of the voting shares of the Company shall be held within 40 (forty) days after the moment of filing the request for the convocation of an extraordinary General Meeting of shareholders.

17.26.2.

If the proposed agenda of an extraordinary General Meeting of shareholders contains the matter of electing members of the Board of Directors of the Company, to be elected by cumulative voting, such General Meeting of shareholders shall be held within 70 (seventy) days after the moment of filing the request for the convocation of an extraordinary General Meeting of shareholders.

17.27.      The request for the convocation of an extraordinary General Meeting of shareholders shall contain the wording of the matters to be included in the agenda of the meeting. The Board of Directors shall not be entitled to introduce changes in the wording of the matters on the agenda of an extraordinary General Meeting of shareholders, convened upon request of the Review Commission, the auditor of the Company, or shareholders (a shareholder) owning on aggregate at least 10% (ten percent) of the voting shares of the Company.

17.28.      If the request for the convocation of an extraordinary General Meeting of shareholders is filed by shareholders (a shareholder), it shall contain the names of the shareholders (a shareholder) requesting the convocation of the meeting, the number and class (type) of shares owned by them. The request for the convocation of an extraordinary General Meeting of shareholders shall be signed by persons (a person) requesting the convocation of an extraordinary General Meeting of shareholders.

17.29.      Within five days after filing the request of the Review Commission, the auditor of the Company, or shareholders (a shareholder) owning on aggregate at least 10% (ten percent) of the voting shares of the Company for the convocation of an extraordinary General Meeting of shareholders, the Board of Directors of the Company shall pass a resolution on convening an extraordinary General Meeting of shareholders or refusing to convene it. A resolution on the refusal to convene an extraordinary General Meeting of shareholders upon request of the Review Commission, the auditor of the Company, or shareholders (a shareholder) owning on aggregate at least 10% (ten percent) of the voting shares of the Company may be passed if:

17.29.1.	the procedure of filing a request for the convocation of a meeting stipulated by this Charter has not been followed;

17.29.2.	the shareholders (shareholder) requesting the convocation of an extraordinary General Meeting of shareholders do not own the number of the voting shares of the Company stipulated by the legislation;

17.29.3.	neither of the matters proposed for the inclusion in the agenda of an extraordinary General Meeting of shareholders of the Company is referred to the competence thereof;

17.29.4.	the matter proposed for the inclusion in the agenda does not meet the requirements of this Charter and legislative acts of the Russian Federation.

17.30.      A resolution of the Board of Directors on convening an extraordinary General Meeting of shareholders or a motivated refusal to convene it shall be forwarded to the parties requesting the convocation thereof not later than 3 (three) days after the moment such resolution is passed.

17.31.      If the Board of Directors of the Company fails to pass a resolution on convening an extraordinary General Meeting of shareholders or pass a resolution on the refusal to convene it within the period of time established by the Charter of the Company for the convocation of such meeting, an extraordinary General Meeting of shareholders may be convened by the bodies or parties requesting such convocation. In this case expenses for the preparation and conduct of the General Meeting of shareholders may be reimbursed, upon resolution of the General Meeting of shareholders from the funds of the Company.

17.32.      The Company shall set up a counting commission. The membership of the counting commission shall be 3 persons. Members of the counting commission shall be approved by the General Meeting of shareholders. Members of the Board of Directors, the Review Commission of the Company, the sole executive body of the Company, the managing organization or the manager, as well as candidates for these positions cannot be members of the counting commission.

17.33.      The counting commission shall verify the authority and register parties participating in the General Meeting of shareholders, determine the quorum of the General Meeting of shareholders, settle problems arising due to shareholders’ (their representatives’) rights to vote at the General Meeting, explain the procedure of voting on matters put to the vote, ensure the established procedure of the voting and the rights of shareholders to participate in the voting, count votes and determine the outcome of the voting, make a protocol of the outcome of the voting, file voting ballots in the archive.

Article 18. BOARD OF DIRECTORS OF THE COMPANY

18.1.        The Board of Directors shall exercise general management of operations of the Company, except for the issues referred by the Federal Law on Joint Stock Companies and this Charter to the competence of the General Meeting of shareholders.

18.2.        The Board of Directors shall consist of 9 (nine) persons, and a majority of the elected members shall be independent (independent directors).

An independent director is a member of the Board of Directors who:

18.2.1

who have not been in the last 3 years and are not currently officers (managers) or employees of the Company, or officers or employees of the management organization of the Company, and whose close family members (spouses and direct relatives: parents, children, grandparents, siblings) over the last 3 years have not been and are not currently officers (managers) or employees of the Company, or officers or employees of the management organization of the Company;

18.2.2

is not currently and has not in the last 3 years been an officer of another company in which any officer of the Company is a member of the personnel and compensation committee of the board of directors, or a close family member (spouse, or direct ascendant or descendant: parent, child, grandparent, or grandchild) of a person who is currently or has in the last 3 years has been an officer of another company in which any officer of the Company is a member of the personnel and compensation committee of the board of directors;

18.2.3         is not an affiliate of any officer (manager) of the Company or of a managing organization of the Company;

18.2.4         is not an affiliate of the Company or of a current or former internal or external auditor of the Company, or an affiliate of such an affiliate, and is not a close family member (spouse, or direct ascendant or descendant: parent, child, grandparent, or grandchild) of an affiliate of the Company or of a current or former internal or external auditor of the Company, or an affiliate of such an affiliate;

18.2.5         is not currently and has not in the last 3 years been a senior officer of an organization that is or has been a party to a transaction with the Company under which the money paid or received by the organization in one financial year exceeds 2 percent of the total annual revenue of such organization (and its subsidiaries), and is not a close family member (spouse, or direct ascendant or descendant: parent, child, grandparent, or grandchild) of such a senior officer;

18.2.6         has not received, and is not a direct family member (spouse, or direct ascendant or descendant: parent, child, grandparent, or grandchild) of a person who has received, more than USD 100,000 in the last 3 years in direct compensation from the Company, other than compensation for participation in the Board of Directors or its committees, or compensation in the form of a pension or other deferred compensation for past services;

18.2.7         is not a party to obligations of the Company pursuant to which the director could acquire property (or receiv money) in an amount equal to or greater than 10 percent of his or her total annual income, other than compensation for participation in the Board of Directors;

18.2.8         is not a major counterparty of the Company (i.e., a counterparty whose total transaction volume with the Company in one year is equal to or greater than 10 percent of the book value of the Company’s assets);

18.2.9         is not a representative of the State;

18.2.10       has not been a member of the Board of Directors for more than 5 years.

If, after a person’s election to the Board of Directors, changes occur or circumstances arise due to which an independent director ceases to be deemed independent, such person shall submit a statement to the Board of Directors setting out such changes and circumstances. In such case, and in any other case when the Board of Directors becomes aware of such changes or circumstances, the Board of Directors shall convey such information to the shareholders, and if necessary call an extraordinary general shareholders meeting to elect a new Board of Directors. The status of independent director shall be determined by a resolution of the Board of Directors subject to applicable legislation, the rules of the exchange on which the Company’s securities are traded, the Company’s Charter and internal documents, and other relevant factors.

18.3.        The following matters shall refer to the competence of the Board of Directors:

18.3.1.        determination of the priority directions of operations of the Company, including the approval of annual and quarterly budgets (financial plans) of the Company;

18.3.2.        convocation of the annual and extraordinary General Meetings of shareholders of the Company, except for the cases stipulated by paragraph 8 of article 55 of the Federal Law on Joint Stock Companies;

18.3.3.        approval of the agenda of the General Meeting of shareholders;

18.3.4.        determination of the date of compiling the list of parties entitled to participate in the General Meeting of shareholders and other matters referred to the competence of the Board of Directors in compliance with the provisions of article VII of the Federal Law on Joint

Stock Companies and related to the preparation and conduct of the General Meeting of shareholders;

18.3.5.        referring matters stipulated by subparagraphs 17.3.2, 17.3.7 - 17.3.10, 17.3.21 -17.3.26 of this Charter to the General Meeting of shareholders for resolution;

18.3.6.        increasing the charter capital of the Company by issuing additional shares within the limits of the number and classes (types) of declared shares at the expense of the property of the Company, when additional shares are distributed among shareholders;

18.3.7.        increasing the charter capital of the Company by issuing additional common shares within the limit of declared shares of this class (type) by open subscription in the amount equal to 25 or less percent of placed common shares of the Company;

18.3.8.        increasing the charter capital of the Company by issuing additional preferred shares within the limit of declared shares of this class (type) by open subscription;

18.3.9.        placement of securities convertible to common shares by open subscription in the amount equal to 25 or less percent of placed common shares of the Company;

18.3.10.      issuance of bonds and other securities by the Company in cases stated in paragraph 12.2 of this Charter;

18.3.11.      determination of the price (monetary valuation) of the property, the cost of issuance and reacquisition of securities in cases stipulated by the Federal Law on Joint Stock Companies;

18.3.12.      acquisition of shares issued by the Company in compliance with paragraph 2 of article 72 of the Federal Law on Joint Stock Companies;

18.3.13.      acquisition of bonds and other securities issued by the Company in cases stipulated by the Federal Law on Joint Stock Companies;

18.3.14.      approval of the report on the outcome of the acquisition of shares acquired in compliance with paragraph 1 of article 72 of the Federal Law on Joint Stock Companies;

18.3.15.      establishment of the sole executive body of the Company and termination of his authority before the expiration of the term of office thereof, approval of the terms and conditions of the agreement made with the sole executive body, including remuneration and other payments, determination of the person authorized to sign the agreement on behalf of the Company with the sole executive body;

18.3.16.      recommendations with respect to the remunerations and compensations paid to members of the Review Commission and determination of the amount of payment for the services of the auditor;

18.3.17.      recommendations to the General Meeting of shareholders with respect to the amount of dividend on shares and the procedure of payment thereof;

18.3.18.      use of the reserve and other funds of the Company;

18.3.19.      approval of internal documents of the Company, except for the internal documents regulating activities of the bodies of the Company approved by a resolution of the General Meeting, and other internal documents of the Company, the approval of which is referred to the competence of the sole executive body of the Company by the Charter, introduction of amendments and additions to such documents;

18.3.20.      establishment and liquidation of subsidiaries, opening and liquidation of representative offices, approval of regulations on subsidiaries and representative offices, introduction of amendments and addenda thereto, appointment of heads of subsidiaries and representative offices and termination of authority thereof;

18.3.21.      introduction of amendments to the Charter of the Company related to the establishment of subsidiaries, the opening of representative offices and liquidation thereof;

18.3.22.      passing resolutions on the approval of major transactions related to the acquisition and disposal of property by the Company, in cases stipulated by chapter X of the Federal Law on Joint Stock Companies;

18.3.23.      passing resolutions on the approval of transactions stipulated by chapter XI of the Federal Law on Joint Stock Companies;

18.3.24.      approval of resolutions on the issuance (additional issuance) of securities, the prospectus of securities issuance, reports on the outcome of securities issuance (additional issuance), introduction of amendments and additions therein;

18.3.25.      approval of the registrar of the Company and terms and conditions of agreement therewith, as well as termination of agreement therewith;

18.3.26.      passing resolutions on the disposal of the placed shares of the Company owned by the Company;

18.3.27.      approval of the report on the outcome of the acquisition of shares of the Company for the purposes of cancellation thereof;

18.3.28.      recommendations to the General Meeting of shareholders with respect to the procedure of distributing profits and losses of the Company based on the results of a fiscal year;

18.3.29.      preliminary approval of annual reports of the Company;

18.3.30.      passing resolutions on the Company’s participation in and withdrawal from any other organizations (save for any organizations specified in subparagraph 17.3.25 of this Charter);

18.3.31.      approval of the procedures of internal control over financial and business operations of the Company;

18.3.32.      control over the establishment of the system of risk management;

18.3.33.      passing resolutions on suspending powers of a managing organization or a manager and on formation of a provisional sole executive body of the Company; and

18.34          other matters stipulated by the Federal Law on Joint Stock Companies and this Charter, and the internal documents of the Company.

Matters referred to the competence of the Board of Directors of the Company cannot be passed to the executive body of the Company for resolution.

18.4.        Members of the Board of Directors of the Company shall be elected by the General Meeting of shareholders of the Company by cumulative voting for a period until a subsequent annual General Meeting of shareholders. A resolution of the General Meeting of shareholders on the termination of their authority before the expiration of the term may be passed only with respect to all members of the Board of Directors. In the event of termination of the authority of the Board of Directors before the expiration of the term thereof, the authority of the newly elected Board of Directors shall remain in force until the election (re-election) of a new composition of the Board of Directors by the closest General Meeting of shareholders.

18.5.        In the event of cumulative voting, the number of votes of each shareholder shall be multiplied by the number of persons to be elected to the Board of Directors of the Company, and a shareholder shall be entitled to give votes thus obtained to one candidate or distribute them between two or more candidates.

18.6.        The term of office of the Board of Directors shall be counted from the moment they are elected by the annual General Meeting of shareholders until the moment a new composition of the Board of Directors of the Company is elected by the next annual General Meeting of shareholders. Persons elected to the Board of Directors of the Company may be reelected an indefinite number of times.

18.7.        In the event the number of members of the Board of Directors becomes less than 5 (five), the Board of Directors shall undertake to convene an extraordinary General Meeting of shareholders to elect a new Board of Directors. The remaining members of the Board of Directors shall be entitled to pass resolutions only on the convocation of such extraordinary General Meeting of shareholders.

18.8.        The Chairman of the Board of Directors of the Company shall be elected by members of the Board of Directors of the Company from their number by a majority of the total number of members of the Board of Directors of the Company.

18.9.        The person performing the functions of the sole executive body cannot simultaneously be Chairman of the Board of Directors of the Company.

18.10.      The Board of Directors of the Company shall be entitled to reelect its Chairman at any time by a majority of the total number of members of the Board of Directors of the Company.

18.11.      The Chairman of the Board of Directors of the Company shall organize the work thereof, convene meetings of the Board of Directors of the Company and chair them, organize the keeping of minutes of such meetings, chair the General Meeting of shareholders.

18.12.      For purposes of improving the effectiveness and quality of the work of the Board of Directors, the following committees will be formed to perform preliminary examination of the most important questions within the competence of the Board of Directors:

18.12.1  Strategy, Planning and Coordination Committee;

18.12.2  Audit Committee;

18.12.3  Mining Development Strategy Committee;

18.12.4  Metallurgy Development Strategy Committee.

The Board of Directors may create a Personnel and Compensation Committee, a Corporate Conflict Resolution Committee, and other permanently standing or temporary (ad hoc) committees. Procedures for the formation and operation of such committees will be defined by bylaws approved by the Board of Directors.

18.13.      In the absence of the Chairman of the Board of Directors of the Company one of the members of the Board of Directors of the Company shall perform his functions upon resolution of the Board of Directors of the Company.

18.14.      A meeting of the Board of Directors of the Company shall be convened by the Chairman of the Board of Directors of the Company upon his initiative, upon request of a member of the Board of Directors of the Company, the Review Commission of the Company, the auditor of the Company or the sole executive body of the Company.

18.15.      A quorum for a meeting of the Company’s Board of Directors is the attendance of at least five of its members, including at least one independent director.

A quorum for a meeting of the Company’s Board of Directors concerning the matters set forth in articles 18.3.1, 18.3.6, 18.3.7, 18.3.8, and 18.3.17 of this Charter, or the submission of issues of reorganization or liquidation of the Company to the general shareholders meeting, is the attendance of at least three-quarters of the elected members of the Board of Directors, including at least one-third of its elected independent directors.

18.16.      Resolutions of a meeting of the Board of Directors of the Company shall be passed by a majority of the votes of those present, unless otherwise provided by the Federal Law on Joint Stock Companies, this Charter of the Company or internal documents thereof. In resolving issues at a meeting of the Board of Directors each member of the Board of Directors of the Company shall have one vote.

18.17.      A member of the Board of Directors shall not be allowed to transfer his right to vote to another person, including another member of the Board of Directors.

18.18.      In the event of equal votes in passing resolutions at the meetings of the Board of Directors of the Company, the Chairman of the Board of Directors shall have a casting vote.

18.19.      Minutes shall be kept at meetings of the Board of Directors. The minutes of a meeting of the Board of Directors shall be prepared not later than 3 (three) days after the meeting. The minutes of a meeting shall contain: the place and time of the meeting, persons attending the meeting; matters put to the vote and the outcome of the voting; resolutions passed. The minutes of a meeting of the Board of Directors of the Company shall be signed by the Chairman of the meeting, who is responsible for the correctness of the minutes.

18.20.      Meetings of the Board of Directors of the Company may be held in the form of a meeting or in absentia (by poll). The Chairman of the Board of Directors shall determine the form of a meeting.

18.21.      When a meeting of the Board of Directors is held in the form of a meeting, written opinions of absent members of the Board of Directors shall be taken into account.

18.22.      Other matters related to the convocation and conduct of meetings of the Board of Directors may be determined by the internal documents of the Company.

18.23.      Members of the Board of Directors shall disclose information on their holding of the Company securities and on sale and/or purchase of the Company securities.

Article 19. EXECUTIVE BODY OF THE COMPANY

19.1.        Current operations of the Company shall be managed by the sole executive body of the Company – the General Director of the Company.

19.2.        All matters of managing current operations of the Company, except for the matters referred to the competence of the General Meeting of shareholders or the Board of Directors of the Company shall refer to the competence of the sole executive body of the Company. The sole executive body of the Company shall organize the implementation of resolutions of the General Meeting of shareholders and the Board of Directors of the Company.

19.3.        The General Director of the Company shall act on behalf of the Company without a power of attorney, including the following:

19.3.1.	perform routine management of the Company operations;

19.3.2.	have the right of the first signature under financial documents;

19.3.3.	manage the property of the Company to ensure current operations thereof within the limits established by this Charter and the current law of Russia;

19.3.4.	represent the interests of the Company both in the Russian Federation and abroad;

19.3.5.	approve staff, make labor contracts with employees of the Company, reward employees and impose penalties thereon;

19.3.6.	enter into transactions on behalf of the Company;

19.3.7.	issue powers of attorney on behalf of the Company;

19.3.8.	open and close bank accounts of the Company;

19.3.9.	organize accounting and reporting in the Company;

19.3.10.	issue orders and give instructions obligatory for all employees of the Company;

19.3.11.	organize the implementation of resolutions of the General Meeting of shareholders and the Board of Directors of the Company;

19.3.12.

perform other functions necessary to achieve the aims of the Company and to provide normal work thereof, in compliance with the current law and the Charter of the Company, except for the functions laid upon other management bodies of the Company by the Federal Law on Joint Stock Companies and the Charter of the Company.

19.4.        The General Director shall be appointed by the Board of Directors for a period of one year.

19.5.        A person, who is a participant, an official or another employee of a legal entity competing with the Company, shall not be appointed to the position of the General Director.

The authority of the General Director shall start from the moment he is appointed by the Board of Directors until the moment the General Director is appointed by a meeting of the Board of Directors that takes place after one year. If a new General Director has not been appointed for whatever reason, the authority of the acting General Director shall be extended until the moment a new General Director is appointed by the Board of Directors.

19.6.        The authority of the General Director may be terminated before the expiration of the term of office thereof by a resolution of the Board of Directors for the following reasons:

19.6.1	failure to observe the requirements of the Charter of the Company, resolutions of the General Meeting of shareholders and the Board of Directors, internal documents of the Company;

19.6.2	in cases stipulated by the agreement made therewith;

19.6.3	in other cases stipulated by the current law.

In the event of termination of the authority of the General Director before the expiration of the term of office thereof, the Board of Directors shall appoint a new General Director.

In the event of termination of the authority of the General Director before the expiration of the term of office thereof, the authority of the newly elected General Director shall remain in force until the appointment of the sole executive body of the Company by the Board of Directors elected by the next annual General Meeting of shareholders.

19.7.        The General Director shall not be entitled to carry out any other activity in addition to the management of current operations of the Company, except for the membership of the General Director, upon consent of the Company, in Boards of Directors of other legal entities, if it is necessary for the interests of the Company.

19.8.        At the time of foundation the Company the General Director of the Company shall be elected by the founders of the Company at the foundation meeting of the Company for a period of one year.

19.9.        Other rights and responsibilities of the General Director of the Company shall be determined by the Federal Law on Joint Stock Companies, other regulatory and legislative acts of the Russian Federation, internal documents of the Company and the agreement made between the Company and the General Director.

19.10.      Upon resolution of the General Meeting of shareholders, the authority of the sole executive body may be laid on a commercial organization (a managing organization) or an individual entrepreneur (manager) on a contractual basis. In the event the authority of the sole executive body has been laid on a managing organization or a manager, the Company shall accrue the civil rights and assume the civil obligations through such managing organization or manager in accordance with Article 53, clause 1, paragraph 1, of the Russian Federation Civil Code.

19.11.      A resolution on transferring the authority of the sole executive body of the Company to a managing organization or a manager shall be passed by the General Meeting of shareholders only upon recommendation of the Board of Directors of the Company.

19.12.      The General Director of the Company shall disclose information on holding of the Company securities and on sale and/or purchase of the Company securities.

Article 20. RESPONSIBILITY OF THE BOARD OF DIRECTORS AND THE
GENERAL DIRECTOR OF THE COMPANY

20.1.        In exercising their rights and discharging obligations the members of the Board of Directors and the General Director of the Company shall act in the interests of the Company, they shall exercise their rights and discharge obligations in good faith and reasonably.

20.2.        The members of the Board of Directors and the General Director of the Company shall be liable to the Company for losses inflicted on the Company by their guilty actions (omissions), unless other grounds and amount of liability are provided by Federal Laws. The members of the Board of Directors who voted against the resolution that entailed losses to the Company or did not participate in such voting shall not be liable.

20.3.        In determining the grounds and the amount of liability of members of the Board of Directors and the sole executive body of the Company, normal business conditions and other circumstances important for the case shall be taken into account.

20.4.        In the event several persons are liable in compliance with the provisions of this article, they shall have joint liability.

20.5.        The Company or a shareholder (shareholders) owning on aggregate at least 1 percent of placed common shares of the Company shall be entitled to sue the Board of Directors or the sole executive body of the Company in a court of law in order to recover damages inflicted on the Company in the case stipulated by paragraph 20.2.

Article 21. ACQUISITION AND REACQUISITION OF PLACED SHARES BY THE COMPANY

21.1.        The Company shall be entitled to acquire placed shares of the Company upon resolution of the General Meeting of shareholders on the reduction of the charter capital of the Company by purchasing a portion of shares for the purpose of reducing the total number thereof.

21.2.        The shares acquired by the Company on the basis of a resolution of the General Meeting of shareholders on the reduction of the charter capital of the Company by purchasing a portion of shares for the purpose of reducing the total number thereof shall be cancelled upon the purchase thereof.

21.3.        The Company shall be entitled to acquire placed shares upon resolution of the Board of Directors in compliance with paragraph 2 of article 72 of the Federal Law on Joint Stock Companies.

21.4.        Shares acquired by the Company in compliance with paragraph 2 of article 72 of the Federal Law on Joint Stock Companies shall not attach a voting right, shall not be taken into account when counting votes, and dividend shall not be paid on them. Such shares shall be sold at the price not lower than their market price not later than one year after the date of acquisition thereof. Otherwise the General Meeting of shareholders shall pass a resolution on the reduction of the charter capital of the Company by canceling such shares.

21.5.        Payment for the shares acquired by the Company may be made in cash, securities, other property, as well as property related or other rights having a monetary valuation.

21.6.        In taking a decision to acquire placed shares of the Company, the Company shall be guided by restrictions established by Federal Laws.

21.7.        Holders of voting shares shall be entitled to demand that the Company buy all or a portion of their shares in the following cases:

21.7.1

in case of reorganization of the Company or in case of a major transaction, which must be approved by a resolution of the General Meeting of shareholders in compliance with paragraph 3 or article 79 of the Federal Law on Joint Stock Companies, if they voted against the resolution on reorganization or approval of such transaction, or did not participate in the voting of these matters;

21.7.2

in case of introduction of amendments and addenda to the Charter of the Company and approval of a new version of the Charter of the Company, which limit their rights, if they voted against a corresponding resolution or did not participate in the voting.

21.8.        The list of shareholders entitled to demand that the Company buy shares owned by them shall be made on the basis of the information from the register of shareholders of the Company on the date of compiling a list of parties entitled to participate in the General Meeting of shareholders, the agenda of which includes matters, the voting of which may entail the occurrence of the rights to demand the reacquisition of shares in compliance with the FL on Joint Stock Companies.

21.9.        The shares of the Company shall be reacquired at the price determined by the Board of Directors of the Company, but not lower than the market value, which shall be determined by an independent valuator without taking into account the changes thereof caused by the actions of the Company that entailed the occurrence of the right to demand the valuation and acquisition of shares.

Article 22. MAJOR TRANSACTIONS

22.1.        Major transactions shall be:

22.1.1.

a transaction (including a loan, a credit, a security, a surety) or several interconnected transactions connected with the purchase, disposal or the possibility of disposal by the Company, directly or indirectly, of property, the value of which is 25 and more percent of the balance sheet value of the Company’s assets, determined on the basis of the accounting data as of the last reporting date, except for transactions entered into as a result of normal business activity of the Company, transactions connected with the placement by subscription (sale) of common shares of the Company and transactions connected with the issuance of securities convertible to common shares of the Company;

22.1.2.	a transaction connected with the sale of an equity stake in a branch of the Company, as a result of which the Company loses the controlling interest in the charter capital thereof.

22.2.        In order for the Board of Directors of the Company and the General Meeting of shareholders to pass a resolution on the approval of a major transaction stipulated by paragraph 22.1 of this Charter, the price of the disposed of or purchased property (services) shall be determined by the Board of Directors in compliance with article 77 of the Federal Law on Joint Stock Companies. The Board of Directors shall be entitled to invite an independent valuator to determine such price.

22.3.        A resolution on the approval of a major transaction stipulated by paragraph 22.1.1 of this Charter, the subject of which is property, the value of which is between 25 and 50 percent of the balance sheet value of the Company’s assets, as well as a transaction stipulated by paragraph 22.1.2 of this Charter shall be passed by all members of the Board of Directors unanimously, with the votes of retired members of the Board of Directors not taken into account.

In the event the unanimity of the Board of Directors of the Company on the matter of approving a major transaction has not been reached, the Board of Directors may submit the matter of approving such major transaction to the General Meeting of shareholders for resolution. In this case a resolution on the approval of a major transaction shall be passed by the General Meeting of shareholders by a majority of the votes of holders of the voting shares, who participated in the General Meeting of shareholders.

22.4.        A resolution on the approval of a major transaction stipulated by paragraph 22.1 of this Charter, the subject of which is property, the value of which is more than 50 percent of the balance sheet value of the Company’s assets, shall be passed by the General Meeting of shareholders by a three quarter majority of the votes of holders of the voting shares, who participated in the General Meeting of shareholders.

22.5.        A resolution on the approval of a major transaction shall state the person (persons) that are parties thereto, beneficiary (beneficiaries), the price, the subject of the transaction and other significant conditions thereof.

22.6.        In the event a major transaction is simultaneously an interested party transaction, only provisions of article 23 of this Charter shall apply to the procedure of executing it.

Article 23. INTERESTED PARTY TRANSACTIONS

23.1.        Transactions (including a loan, a credit, a security, a surety), in which there is an interest on the part of a member of the Board of Directors, the person performing the functions of the sole executive body of the Company, a shareholder of the Company owning together with affiliated persons at least 20 percent of the voting shares of the Company, as well as a person entitled to give the Company obligatory instructions shall be executed by the Company in compliance with the current law.

Such persons shall be deemed interested in the Company executing a transaction if they, their spouses, parents, children, brothers and sisters, half brothers and half-sisters, adoptive parents and adopted children and (or) their affiliated persons:

23.1.1	are a party to, a beneficiary of, an intermediary or a representative in a transaction;

23.1.2	own (severally or on aggregate) at least 20 percent of shares (stocks, interest) of a legal entity, which is a party to, a beneficiary of, an intermediary or a representative in a transaction;

23.1.3

hold positions in the management bodies of a legal entity, which is a party to, a beneficiary of, an intermediary or a representative in a transaction, or positions in the management bodies of the managing organization of such legal entity.

23.2.        Provisions of this article shall not apply:

23.2.1	to companies that have one shareholder who simultaneously performs the functions of the sole executive body;

23.2.2	to transactions, in which all shareholders of the Company are interested;

23.2.3	in cases of exercising the preemptive right to purchase shares issued by the Company and securities convertible into shares;

23.2.4	when the Company acquires and re-acquires placed shares;

23.2.5	in case of reorganization of the Company in the form of a merger (accession) of companies.

23.3.        Persons mentioned in paragraph 23.1 of this Charter shall undertake to inform the Board of Directors, the Review Commission and the auditor of the Company of the following:

23.3.1	the legal entities, in which they own independently or together with their affiliated person (persons) at least 20 percent of the voting shares (stocks, interest);

23.3.2	the legal entities, in whose management bodies they hold positions;

23.3.3	transactions known to them that are being executed or planned, in which they may be recognized as interested parties.

23.4.        In the event the requirements to the procedure of entering into interested party transactions are not met, the interested party shall be liable to the Company to the extent of the losses caused to the Company thereby. In the event several persons are liable to the Company, they shall be jointly liable.

Article 24. CONTROL OVER FINANCIAL AND BUSINESS OPERATIONS OF THE COMPANY

24.1.        The Review Commission shall exercise control over financial and business operations of the Company.

24.2.        The Review Commission shall be elected at the General Meeting of shareholders for a period of 1 (one) year and shall consist of 3 (three) persons. Shares owned by members of the Board of Directors of the Company or persons holding positions in the management bodies of the Company shall not participate in the voting, when members of the Review Commission are elected.

24.3.        The term of office of the Review Commission shall be counted from the moment it is elected by the annual General Meeting of shareholders to the moment the Review Commission is elected (re-elected) by the next annual General Meeting of shareholders.

24.4.        The authority of separate members or the whole Review Commission may be terminated before the expiration of the term of office thereof by a resolution of the General Meeting of shareholders on the grounds and in compliance with the procedure stipulated by internal documents of the Company.

24.5.        In the event the number of members of the Review Commission becomes less than half the membership thereof stipulated by the Charter of the Company, the Board of Directors of the Company shall convene an extraordinary General Meeting of shareholders to elect a new Review Commission. The remaining members of the Review Commission shall continue to perform their functions until a new Review Commission is elected by the extraordinary General Meeting of shareholders.

24.6.        In the event the authority of the Review Commission is terminated before the expiration of the term of office thereof, the authority of the new Review Commission shall remain in force until the moment an Review Commission is elected (re-elected) by the next annual General Meeting of shareholders.

24.7.        Both a shareholder and any person proposed by a shareholder may become a member of the Review Commission. Members of the Review Commission of the Company cannot simultaneously be members of the Board of Directors of the Company, the sole executive body, members of the liquidation commission of the Company, or hold any other positions in the management bodies of the Company.

24.8.        The Review Commission shall elect the chairman and the secretary from their numbers.

24.9.        Examination (audit) of financial and business operations of the Company shall be carried out on the basis of results of operations of the Company for a year.

24.10.      Examination (audit) of financial and business operations of the Company shall be carried out also at any time on the initiative or in compliance with the resolution:

24.10.1.	of the Review Commission of the Company itself;

24.10.2.	of the General Meeting of shareholders;

24.10.3.	of the Board of Directors of the Company;

24.10.4.	upon request of a shareholder (shareholders) of the Company owning on aggregate at least 10 (ten) percent of the voting shares of the Company.

24.11.      Upon request of the Review Commission of the Company persons holding positions in the management bodies of the Company shall undertake to make available documents pertaining to financial and business operations of the Company.

24.12.      The Review Commission of the Company shall be entitled to request the convocation of the General Meeting of shareholders in compliance with the procedure stipulated by the Charter of the Company.

24.13.      On the basis of the results of examining financial and business operations of the Company the Review Commission of the Company shall write opinions, which shall contain the following:

24.13.1.	confirmation of the reliability of the data contained in reports and other financial documents of the Company;

24.13.2.

information on established cases of violations of accounting and reporting procedures stipulated by legislative acts of the Russian Federation, and violations of legislative acts of the Russian Federation in conducting financial and business operations.

24.14.      Amounts of remuneration and compensation of expenses connected with the execution of the functions of members of the Review Commission shall be determined by a resolution of the General Meeting of shareholders of the Company.

24.15.      Activities of the Review Commission with respect to other matters not stipulated by this Charter may be determined by internal documents of the Company.

24.16.      The auditor (a citizen or an audit organization) of the Company shall examine financial and business operations of the Company in compliance with legislative acts of the Russian Federation and on the basis of the agreement concluded therewith.

24.17.      The General Meeting of shareholders shall approve the auditor of the Company. The Board of Directors shall determine the amount of remuneration for the services thereof.

24.18.     On the basis of the results of examining financial and business operations of the Company the auditor of the Company shall write an opinion, which shall contain the following:

24.18.1.	confirmation of the reliability of the data contained in reports and other financial documents of the Company;

24.18.2.

information on established cases of violations of accounting and reporting procedures stipulated by legislative acts of the Russian Federation, and violations of legislative acts of the Russian Federation in conducting financial and business operations.

24.19.      The internal audit of the Company shall be carried out by the Review Commission and coordinated by the Audit Committee.

Article 25. ACCOUNTING AND REPORTING, DOCUMENTS OF THE COMPANY.
INFORMATION ABOUT THE COMPANY

25.1.        The Company shall conduct accounting and submit financial reports in compliance with the procedure established by the legislation of the Russian Federation.

25.2.        The fiscal year of the Company shall be from January 1 till December 31. The first fiscal year (the year of foundation) shall be from the moment of state registration till December 31.

25.3.        The responsibility for the organization, condition and reliability of accounting in the Company, timely filing of the annual report and other financial reports with corresponding bodies, information about operations of the Company provided to shareholders, creditors and the mass media shall be borne by the General Director of the Company in compliance with the Federal Law on Joint Stock Companies, other legislative acts of the Russian Federation and the Charter of the Company.

25.4.        The reliability of the data contained in the annual report of the Company and annual accounting reports shall be confirmed by the Review Commission of the Company. Before the Company publishes the annual accounting reports in the Moscovskaya Pravda newspaper, the Company shall undertake to invite an auditor not connected with the Company or shareholders thereof by property interests for the annual examination and confirmation of annual financial reports.

25.5.        The annual report of the Company shall be preliminarily approved by the Board of Directors at least 30 (thirty) days before the date of the annual General Meeting of shareholders of the Company.

25.6.        In compliance with the requirements of the current law the Company shall keep the following documents:

25.6.1.	the foundation agreement of the Company;

25.6.2.

the Charter of the Company, amendments and addenda introduced to the Charter of the Company and registered in the established manner, resolution on the establishment of the Company, certificate of state registration of the Company;

25.6.3.	documents confirming the right of the Company to the property on the balance sheet thereof;

25.6.4.	internal documents of the Company;

25.6.5.	regulations on the affiliate or representative office of the Company;

25.6.6.	annual reports;

25.6.7.

prospectus of issuance, quarterly reports of the issuer and other documents containing information to be published or otherwise disclosed in compliance with the Federal Law on Joint Stock Companies and other Federal Laws;

25.6.8.	accounting documents;

25.6.9.	accounting reporting documents;

25.6.10.	minutes of General Meetings of shareholders of the Company, meetings of the Board of Directors of the Company, the Review Commission of the Company;

25.6.11.	lists of affiliated persons of the Company;

25.6.12.	opinions of the Review Commission of the Company, the auditor of the Company, state and municipal financial control bodies;

25.6.13.	voting ballots, as well as powers of attorney (copies of powers of attorney) for the participation in the General Meeting of shareholders;

25.6.14.	reports of independent valuators;

25.6.15.

lists of parties entitled to participate in the General Meeting of shareholders, entitled to receive dividends, and other lists made by the Company to ensure that shareholders exercise their rights in compliance with the requirements of the Federal Law on Joint Stock Companies;

25.6.16.

other documents stipulated by the Federal Law on Joint Stock Companies, the Charter of the Company, internal documents of the Company, resolutions of the General Meeting of shareholders, the Board of Directors of the Company, management bodies of the Company, as well as documents stipulated by legislative acts of the Russian Federation.

25.7.        Documents stated in paragraph 25.6 shall be stored at the location of the sole executive body of the Company.

25.8.        The Company shall provide access of shareholders of the Company to the documents stipulated by paragraph 25.6 of this Charter, except for accounting documents.

25.9.        The documents stipulated by paragraph 25.6 shall be provided by the Company within seven days of the date a corresponding request was made on the premises of the executive body of the Company.

25.10.      Shareholders (a shareholder) owning on aggregate at least 25 (twenty five) percent of the voting shares of the Company shall have access to accounting documents. Documents of the Company shall be made available to a shareholder of the Company for familiarization on the basis of a written request of the shareholder of the Company at the address, where such documents are stored.

25.11.      Upon request of a shareholder the Company shall undertake to provide copies of the documents stated in paragraph 25.6 for payment not exceeding costs of producing such copies, except for the documents stated in subparagraph 25.6.8 of this Charter. Copies of the documents stated in subparagraph 25.6.8 of this Charter shall be made available to shareholders owning on aggregate at least 25 (twenty five) percent of the voting shares of the Company.

25.12.      Copies shall be made available to a shareholder within a reasonable time, but at any rate not earlier than the time necessary for making such copies.

25.13.      The amount of payment shall be established by the Company and cannot exceed the expenses for making copies of documents and forwarding copies by mail or messenger.

25.14.      Responsibility for the organization and storage of documents of the Company shall be borne by the sole executive body of the Company, whose orders determine the procedure of accepting, storing and making available documents of the Company (including other documents), as well as the responsible employees of the Company, who accept, store and make available documents of the Company in compliance with this Charter and the current law.

25.15.      The Company shall disclose information in compliance with the current law and the internal documents of the Company.

The executive body of the Company – the General Director shall be responsible for disclosing information on the operations of the Company.

Article 26. REORGANIZATION OF THE COMPANY

26.1.        The Company may be voluntarily reorganized upon resolution of the General Meeting of shareholders. Other grounds and the procedure of reorganizations shall be determined by the current law of the RF.

26.2.        Reorganization of the Company may take place in the form of merger, accession, split-up, spin-off and transformation into another form of incorporation.

26.3.        The property of companies created as a result of reorganization shall be made up only of the property of companies being reorganized.

In case of reorganization of the Company in the form of accession of another company thereto, the Company shall be deemed reorganized from the moment an entry is made in the single state register of legal entities about the termination of the accessed company.

26.4.        Not later than 30 days after passing a resolution on reorganization of the Company, and in cases of reorganization of the Company in the form of merger or accession – from the date a resolution to this effect is passed by the last of the companies participating in such merger or accession, the Company shall undertake to notify in written form all creditors of the Company thereof and to publish an announcement of the resolution passed in a publication designed for the publication of information about state registration of legal entities.

Within 30 days of forwarding notifications to them or 30 days after the date of publication of an announcement of the resolution passed, creditors of the Company shall be entitled to demand in written form termination before the expiration of the term thereof or discharge of corresponding obligations and recovery of damages.

26.5.        State registration of companies created as a result of reorganization and making entries about the termination of reorganized companies shall be carried out, provided there is evidence of notifying creditors in compliance with the procedure established by this paragraph.

If the dividing balance sheet or the acceptance act does not make it possible to determine the successor of the reorganized company, legal entities created as a result of reorganization shall be jointly liable for the obligations of the reorganized company to creditors thereof.

Article 27. LIQUIDATION OF THE COMPANY

27.1.      The Company may be liquidated voluntarily upon a resolution of the General Meeting of shareholders or upon a court ruling in cases and in compliance with the procedure stipulated by the current law of the RF.

27.2.      In the event of voluntary liquidation of the Company, the Board of Directors shall refer the issue of liquidation of the Company and appointment of the liquidation commission to the General Meeting of shareholders for resolution.

The General Meeting of shareholders shall pass a resolution on liquidation of the Company and appointment of the liquidation commission, the membership of which shall be equal to that of the Board of Directors determined by this Charter.

The procedure of proposing candidates to the liquidation commission and the procedure of voting shall be determined by the Regulation on the liquidation commission approved by the General Meeting of shareholders.

In the event of forced liquidation, the liquidation commission may be appointed by a court of law that also determines the membership thereof.

27.3.      From the moment the liquidation commission is appointed it shall acquire all the authority in managing operations of the Company. The liquidation commission shall represent the Company in a court of law.

The liquidation commission shall be responsible for the damages inflicted on the Company, shareholders thereof and third parties in compliance with the norms of the civil legislation of the RF.

27.4.      The liquidation commission shall place an announcement of liquidation of the Company, the procedure and time period for making claims by creditors thereof in the organs that publish information about registration of legal entities. The period of time for creditors to make their claims cannot be less than two months of the date the announcement of liquidation of the Company is published.

27.5.        In the event the Company does not have liabilities to creditors at the time a resolution on liquidation of the Company is passed, the property thereof shall be distributed among shareholders in compliance with this Charter.

27.6.        The liquidation commission shall take measures to identify creditors and receive accounts receivable, and shall notify creditors in written form about liquidation of the Company.

27.7.        Upon expiration of the period of time, during which creditors may make claims, the liquidation commission shall prepare an interim liquidation balance sheet, containing information about the property of the Company, claims of creditors and results of consideration thereof.

The interim liquidation balance sheet shall be approved by the General Meeting of shareholders.

27.8.        If the Company does not have enough cash to meet the claims of creditors, the liquidation commission shall sell other property of the Company from a public auction in compliance with the procedure established for the implementation of court rulings.

27.9.        The liquidation commission shall pay cash amounts to creditors in compliance with the order of priority established by paragraph 1 of article 64 of the Civil Code of the RF, in compliance with the interim balance sheet, starting from the date of the approval thereof, except for creditors of the fifth order of priority, who shall be paid after the expiration of one month after the date of the approval of the interim balance sheet.

27.10.      After settling accounts with creditors the liquidation commission shall prepare a liquidation balance sheet, which shall be approved by the General Meeting of shareholders.

27.11.      The property of the Company remaining after the settlement of accounts with creditors shall be distributed by the liquidation commission among shareholders in the following order of priority:

27.11.1	firstly, payments shall be made for the shares that must be reacquired in compliance with this Charter;

27.11.2	secondly, declared but unpaid dividends on preferred shares and the nominal value of preferred shares shall be paid;

27.11.3	thirdly, the property of the Company shall be distributed among holders of common and preferred shares with account of earlier paid nominal value of preferred shares.

27.12.     Distribution of property of each order of priority shall take place after full distribution of property of the preceding order of priority.

If the Company does not have enough property to pay declared but unpaid dividends and the liquidation value determined by this Charter to all holders of preferred shares, the property shall be distributed among holders of preferred shares proportional to the number of shares owned by them.

27.13.      If the General Meeting of shareholders agrees, upon request of the receiver, the property that he originally contributed as payment for shares may be returned to him as his share of the unrestricted residual property. If the value of such property is estimated higher than the amount to be returned, the receiver shall undertake to pay the Company the arising difference, otherwise he shall receive only the cash amount to be returned.

The property transferred to the Company by shareholders for use shall be returned in its natural form without remuneration at the time of liquidation.

27.14.      Liquidation of the Company shall be deemed completed and the Company terminated from the moment the state registration body makes a corresponding entry in the single state register of legal entities.